                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [ X ] Filed by a Party Other than the Registrant [ ] Check the appropriate box:
[ X ]   Preliminary Proxy Statement
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                     VirtualFund.com, Inc.
                     (Name of Registrant as Specified in its Charter)

                     VirtualFund.com, Inc.
                     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] ...$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] ...$500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[ ] ...Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) .....Title of each class of securities to which transaction applies:


         2)......Aggregate number of securities to which transaction applies:


         3)......Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


         4)......Proposed maximum aggregate value of transaction:


         Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.
         1)......Amount Previously Paid:


         2)......Form, Schedule or Registration Statement No.:


         3)......Filing Party:


         4)......Date Filed:

                                Preliminary Copy
                                ----------------

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344

                                                                 March ___, 2001

Dear Shareholder:


         We invite you to attend a Special Meeting of Shareholders of VirtualFund.com, Inc., which will be held on ____________, 2001, at _______ a.m./p.m. (Minneapolis time), at the ________________________,
_____________________, Minneapolis, Minnesota.


         Your Board of Directors is seeking your support to remove Melvin Masters from the Board of Directors, for reasons more fully described in the accompanying proxy materials. We encourage you to read the proxy statement carefully and urge you to vote FOR Proposal 1. Please sign, date and return the enclosed WHITE proxy card promptly in the postage-paid envelope provided.

         We understand that you may receive proxy soliciting materials from Mr. Masters in opposition to your Board's proposals. Your Board of Directors does not believe Mr. Masters has acted in the best interests of the Company and its shareholders. Your Board urges you not to return any proxy card you may receive from Mr. Masters. If you have already executed a proxy card for Mr. Masters, you have every legal right to change your vote. Simply sign and date the attached card, and return it to the envelope provided. Only your latest-dated proxy card counts.

         Attendance at the meeting will be limited to shareholders as of the record date (or authorized representatives) and guests of the Company.

         Your vote is important. We encourage you to vote your shares as soon as possible, regardless of whether you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

         If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated at 1-888-750-5834.

         Sincerely,

         [Signatures of Adams, Cavanaugh, Duoos, Fisher, Wikner]

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                   ----------

         A Special Meeting of Shareholders of VirtualFund.com, Inc. will be held on ___________, 2001, at _______ a.m./p.m. (Minneapolis time), at the
________________________, _____________________, Minneapolis, Minnesota, for the
following purposes:


1. To remove Melvin L. Masters from the Board of Directors of VirtualFund.com, Inc. (the "Company").

2. To consider and act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, including a proposal to adjourn or postpone the Special Meeting.

Please read the accompanying proxy statement, which more fully describes the above matter.


Only shareholders of record at the close of business on __________, 2001 are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.



                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      -----------------------------------------
                                      Joseph Beckman
                                      Secretary


March ___, 2001

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344


                         Special Meeting of Shareholders
                               _____________, 2001

                                   ----------

                                 PROXY STATEMENT

                                   ----------

         This Proxy Statement is furnished to the shareholders of VirtualFund.com, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be voted at the Special Meeting of Shareholders to be held on ___________, 2001, at the ________________________, __________,
Minnesota 55343, or any adjournment thereof (the "Special Meeting"). This Proxy Statement is first being mailed to shareholders on or about ______, 2001.


         At the Special Meeting action is to be taken on the following item proposed by the Board of Directors:

         (1) To remove Melvin L. Masters from the Board of Directors.

         (2) To consider and act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, including a proposal to adjourn or postpone the Special Meeting.

         The Board of Directors is soliciting the enclosed proxy and recommends a vote FOR Proposal 1.


         Only shareholders of record at the close of business on ___________, 2001 are entitled to notice of and to vote at the Special Meeting. As of such date, the Company had __________ outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on each of the matters brought before the Special Meeting. Under the Company's Bylaws, the holders of a majority of the shares entitled to vote thereat must be present in person or by proxy to constitute a quorum for the transaction of business.


         Section 3.10 of the Company's Bylaws provides that any or all of the directors may be removed from office at any time, with or without cause, "by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors." Thus approval of Proposal 1 requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

         Any proxy may be revoked by the shareholder at any time prior to the voting thereof by:

                  i)       submitting a later-dated proxy card;
                  ii) so notifying VirtualFund in writing at the above address, attention: Secretary, or
                  iii)     by appearing in person at the Special Meeting.

Proxies will be voted in accordance with the choice specified by shareholders. If no specification is made, proxies will be voted FOR Proposal 1. Abstentions (including broker non-votes) are included in the calculation of shares deemed present at the meeting for purposes of determining a quorum, but shall not be deemed to have been voted in favor of any proposal. Abstentions and broker non-votes, therefore, will have the same effect as votes against Proposal 1.

         The mailing address of the principal executive office of the Company is 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344. The Company expects that this Proxy Statement and the related proxy will first be mailed to shareholders on or about March _______, 2001.


                           BACKGROUND TO THE PROPOSAL


         In June 2000, the Company sold its laser printing business that had been its major source of revenue to MacDermid Graphic Arts ("MacDermid"), a wholly owned subsidiary of MacDermid Incorporated, for $45.8 million. Following the sale, Melvin Masters ("Masters"), who was at that time the Company's CEO, told the Board that his intent was to use the proceeds from that sale to change the Company's business strategy and build a business-to-business exchange ("B2Bxchange") capability for small and medium-sized companies. Masters assured the Board that the cash from the MacDermid sale would be sufficient to fund this new direction for three years, and perhaps longer if the Company successfully managed its use of cash and generated revenues from the B2Bxchange. He told the Board he believed such revenues would begin during late 2000 or early in 2001.

         In early November, the Board was informed by the Company's President Robert J. Kelly that the Company was consuming funds rapidly, that there were operational inconsistencies, and that several corporate officers had questions about the viability of the Company's business strategy. On Monday, November 13, the Company's Directors (including Masters) met and discussed various matters, including:


       o The Company's cash position. Masters advised the Board that the Company's cash would be sufficient for nine months at the current rate of cash outflow. Subsequently, the Board learned of weekly internal reports given to Masters and other Company Officers that showed the Company's cash might be consumed within three to four months.
       o The stock buy-back. Masters agreed that the Company's stock buy-back program, which had been approved on certain conditions by the Board in response to a request by Masters at the close of a June 27, 2000 Board Meeting, should be restricted in view of the Company's cash position.

       o The Manugistics agreement. Masters described a proposed software licensing agreement with a company called Manugistics: Under the agreement, Manugistics was to grant a nonexclusive, perpetual, nontransferable worldwide license to its proprietary software to the Company. The software was to enable the Company to offer web-based B2B services. This proposed agreement required the payment of a one-time license fee in the aggregate amount of $6.5 million, as well as the payment of a "Solution Support Plan Fee" which was to be $500,000 until October 20, 2001 and, starting October 20, 2001, to be increased to $1.17 million annually. The proposed agreement provided for the payment of the license fee in three tranches, the first tranche in the amount of $2 million to be wired upon execution of the agreement. The next tranche in the amount of $2.5 million was to be paid by October 20, 2001, the last tranche by collecting subscription fees charged to the Company's trading partners. The total payment due under the agreement represented roughly 1/3 of the Company's remaining cash as of November 13, 2000. The payment made on November 22,2000 represented roughly 10% of the Company's remaining cash, thus further exacerbating the rate of cash outflow. The agreement was an essential part of Masters' plan to change the Company's business strategy from selling color printers through the Company's ColorSpan division to offering web-based B2B services.
       o The engagement of a third party consultant. The Board was seriously concerned with the viability of the possible new strategy, the size of the commitment related to the proposed deal with Manugistics, and whether the Company had sufficient cash to fund this possible strategy. All directors present, including Masters, agreed that the Company should hire an independent consultant to evaluate the proposed Manugistics contract and its implications for the Company before it proceeded with the transaction.


         On Wednesday, November 15, three outside directors, constituting a majority of the Board of Directors and acting as the Board of Directors, delivered a letter to Masters. The letter directed Masters to immediately suspend the stock repurchase program, and not to enter into any material contracts until the consultant had reviewed VirtualFund's business direction and the proposed Manugistics agreement. Masters did not return a signed acknowledged copy of the letter to the Board. On November 16, Masters and two members of the Board met to discuss the November 15 letter. The Board members agreed to take under advisement Masters request to withdraw the restrictions contained in that letter but the Board did not retract the directions in the letter.


         Late on Friday evening, November 17, Masters signed a contract between the Company and Manugistics, an act directly contrary to the Board's Wednesday instructions. Masters did not disclose the fact that he signed this contract to any of the outside directors in any communication he had with them between November 17 and November 22.

         Between Wednesday, November 15 and Monday November 20, the three outside directors were arranging for the third party consultant to come in and review the business plan and the proposed Manugistics alliance. On Monday, November 20, Matrix Associates, a respected business consulting firm, formally agreed to evaluate the proposed Manugistics agreement and the Company's business direction.


         On or about Tuesday, November 21, the Board learned from a corporate officer that Masters - without authorization and in defiance of the explicit instructions included in the letter dated November 15 from the board of directors to Masters - had signed the Manugistics agreement. They later learned that, on Tuesday morning, Masters had initiated a wire transfer to Manugistics of $2.5 million. Subsequently, the Board suspended Masters with pay, and later, after further investigation, terminated his employment with the Company for cause.

         The Company is disputing the existence of the contract with Manugistics because it believes that Manugistics had notice that Mr. Masters' actions were outside his authority prior to receipt of the contract signed by Mr. Masters.

         Masters initiated litigation against the Company and the three outside directors on December 1, 2000. See "Legal Proceedings." The Board of Directors believes it is in the best interests of the Company's shareholders that Masters be removed from the Board of Directors because of his actions contrary to the Board's explicit instructions and the litigation between Mr. Masters and the Company. The Board believes it cannot function effectively if one of its members is engaged in litigation with the Company. The Board also believes that the information developed both prior to and since Mr. Masters' termination, much of which has formed the basis for the Company's claims against Mr. Masters described in "Legal Proceedings," precludes his continued service on the Board and constitutes grounds for removal for cause. The Board intends to appoint a successor to Mr. Masters' seat on the Board if a person of appropriate qualifications can be identified and is willing to serve.


         In December 2000, Matrix Associates concluded that the Company could not succeed with its adaptation of the Manugistics software without raising significant new capital. Matrix also characterized the B2B exchange strategy as certain to fail.


         Because of the termination of the Company's Chief Executive Officer, the litigation commenced by Masters, and the determination of the Board to investigate certain related party transactions involving Masters, the Board decided to cancel the annual meeting of the Company originally scheduled by Masters for January 9, 2001. Proxies for that meeting had not been solicited yet. The Company expects to hold its annual meeting in June 2001. Proxy materials for such a meeting will be distributed in accordance with securities and corporate law requirements.



               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS



         Based upon their most recent filings with the SEC, the following table provides information as of __________, 2001 concerning the beneficial ownership of the Company's Common Stock by (i) the person who served as the Company's Chief Executive Officer at the end of the Company's last fiscal year (June 30, 2000), (ii) the Company's four most highly compensated executive officers (besides the Chief Executive Officer) at the end of its last fiscal year, (iii) the person who serves as Acting Chief Executive Officer as of __________, 2001, and

(iv) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, and by all of such directors and executive officers (including the named individuals) as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them. Unless a different address is indicated, any person named in the table can be reached at the Company's principal place of business at 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344.

         The percentages included in the following table are calculated on the basis of [___________] shares of Common Stock of the Company issued and outstanding as of __________, 2001. In addition, for each person or group, any securities that the person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares of the Company.


Name or                                   Number of Shares     Percent of Common
Identity of Group                         Beneficially Owned   Stock Outstanding
-----------------                         ------------------   -----------------

Melvin L. Masters (1)                              3,419,607         [    ]
3213 South Duluth Avenue

Sioux Falls, SD 57105
Sihl-Zurich Paper Mill on Sihl, AG (2)             2,742,858         [    ]
Giesshubel Strasse 15
CH 8046 Zurich, Switzerland

Stephen Fisher (3)                                   503,758         [    ]

Robert J. Wenzel (4)                                 404,300         [    ]

Timothy N. Thurn (5)(6)                               78,999             *

Danny J. Vatland (7) (8)                             146,500             *

Roger Wikner (9)                                      50,000             *

Timothy R. Duoos (10)                                 27,000             *

Edward S. Adams (11)                                  25,000             *

John Cavanaugh                                             0             0

Douglass E. Coy                                            0             0

Officers and directors
as a group (7 persons)                            [4,025,365]        [    ]

---------------
*        Less than 1%

(1)      Includes (a) an aggregate total of 898,368 shares outstanding of which
         (i) 70,000 are owned by Masters' current spouse, (ii) 720,368 are owned by TimeMasters, Inc., a corporation wholly owned by Masters, (iii) 20,000 are owned by Masters' children, and (iv) 88,000 are owned by Masters Trust I, a trust for the benefit of Masters children; and (b) 3,092,239 shares issuable upon exercise of (i) warrants owned by Masters directly to purchase 1,000,000 shares, (ii) warrants owned by TimeMasters, Inc. to purchase 1,392,239 shares, (iii) warrants owned by Masters' current spouse to purchase 200,000 shares, and (iv) warrants owned by Masters Trust I to purchase 500,000 shares. Masters disclaims beneficial ownership of the shares owned by his spouse, his children and Masters Trust I. The Company disputes the legitimacy of a November 1999 "grant" of 1,000,000 warrants to Masters.

(2)      Includes warrants to purchase 1,371,429 shares.
(3)      Includes options to purchase 15,000 shares.
(4) Includes (a) options to purchase 92,500 shares; (b) warrants to purchase 300,000 shares of stock; and (c) 11,800 shares held by Mr. Wenzel as trustee for four education trusts. The Company may dispute the legitimacy of a November 1999 "grant" of 300,000 warrants.
(5)      Address: 3223 Flag Court, New Hope, Minnesota 55427.
(6)      Includes options to purchase 25,000 shares.
(7)      Address: 7290 Kurvers Point Road, Chanhassen, Minnesota 55317.
(8)      Includes options to purchase 146,500 shares.
(9)      Includes options to purchase 50,000 shares.
(10)     Includes options to purchase 25,000 shares.
(11)     Includes options to purchase 25,000 shares.


                                LEGAL PROCEEDINGS


         On December 1, 2000, Masters, purporting to act both individually and derivatively on behalf of the Company, filed an action in Minnesota state court against the Company and three (3) of its directors, Edward S. Adams, Timothy R. Duoos and Roger Wikner. Masters' complaint alleged breach of fiduciary duty, corporate waste and violations of the Minnesota Business Corporation Act and requested that the Court act to temporarily restrain the defendants from (i) selling shares of the Company or its subsidiaries, (ii) terminating or changing the job description of any employee of the Company, (iii) selling assets of the Company or its subsidiaries except in the ordinary course of business, (iv) materially changing any business relationship of the Company, (v) interfering with the scheduling of a shareholders' meeting by Masters to elect new directors or remove all directors with the exception of Masters and Steve Fisher, (vi) diminishing the global operating performance of the Company's web site, or (vii) preventing employees or directors from communicating with Masters. Moreover, Masters wanted to be allowed to remove his personal property from the Company's premises. On December 5, 2000, the Court denied Masters' motion for a temporary restraining order in its entirety. The Company thereafter asserted counterclaims against Masters seeking to recover damages arising from breach of fiduciary duty, wrongful use of corporate assets and failure to repay personal loans Masters had received from the Company. At a second injunction hearing held on January 5, 2001, the Court denied Masters' renewed motion for a temporary injunction. After the Company and the director defendants filed motions to dismiss Masters' complaint, Masters stipulated to the dismissal of his claims. His derivative claims were dismissed with prejudice by the Court on February 12, 2001 and any personal claims dismissed without prejudice. The Company's counterclaims against Masters remain pending.


         Manugistics commenced an action against the Company in federal court in Maryland on December 5, 2000. Manugistics is alleging breach of contract. The Company filed in early February 2001 its answer and Counterclaims for Rescission and Declaratory Judgment that the alleged contract is not valid. The Company has requested that the Court impose a constructive trust over the $2,500,000 Manugistics received on November 22, 2000. It has alleged that Manugistics is guilty of conversion and has been unjustly enriched. It also seeks a declaratory judgment that the contract is null and void, or that the Court rescind the contract, ab initio.


         On December 18, 2000, the Company filed an action in Montana state court against Melvin Masters, and two other entities affiliated with Melvin Masters. The Company asserts that Masters and/or Grandchildren's Realty Alternative Management Program I Limited Partnership ("GRAMPI"), a Minnesota limited partnership controlled by Masters, purported to grant a security interest to the Company in Montana properties actually owned by another Master's affiliate, Masters Trust I. The Deed of Trust necessary to create the security interest was never recorded. The complaint seeks a declaration that the Company has a security interest in 3 parcels of real property owned by the Masters' affiliate. In addition to filing the complaint, the Company has filed the necessary documents to restrict the Defendants' ability to convey any of the affected parcels of real property while the lawsuit is pending.

         On December 22, 2000, Susan Weill, Douglas and Mary Nelson, George Madill, Christopher L. Riedel and Michael S. Wiskus filed an action in Minnesota state court against the Company and its directors Melvin L. Masters, Edward S. Adams, Timothy R. Duoos and Roger Wikner. Susan Weill was Masters' personal secretary. Douglas and Mary Nelson worked as caretakers of some private property owned by Masters and are shareholders of the Company. Christopher L. Riedel was hired by Masters as business development manager and worked for the Company for a few months until his termination in December 2000. Michael S. Wiskus was Masters' personal pilot; see also "Certain Related Transactions." Company's current management does not have any information on George Madill except that he is a shareholder of the Company. Plaintiffs' claims are substantially the same as the claims advanced by Masters in December 2000 (see above) and are based on their positions as employees and/or shareholders. On January 5, 2001, the Court denied plaintiffs' motion for a temporary restraining order. On January 10, 2001, plaintiff Michael S. Wiskus dismissed his claims. At the beginning of March, the remaining plaintiffs stipulated to a dismissal of their claims with prejudice and without condition.

         On January 10, 2001, the Company and a wholly owned subsidiary commenced an action in Hennepin County District Court against Masters and GRAMPI. The action seeks, among other things, to void the subsidiary's lease of space in a business complex owned by GRAMPI, on the grounds that the lease was unfair, unreasonable, and unduly benefited Masters, in violation of Masters' fiduciary duties to the Company and its subsidiary. The GRAMPI Lease contains terms less favorable than those of the Company's previous lease of the premises. For example, the rent payable under the prior lease was $5.50 per square foot prior to GRAMPI's purchase of the property. Under the GRAMPI Lease the rent began at $5.90/sq. ft., increasing to $7.40/sq. ft. in year four with further increases thereafter. The GRAMPI Lease places extensive obligations on the Company to repair, maintain, and improve the premises, including bearing the costs of all replacement or repair, including the foundation, roof, and structural portions of the walls, as well as all mechanical, electrical, plumbing, and other building systems, without regard to when the repairs or replacements are required in relation to the lease term. The previous lease required the landlord to contribute to the cost of maintenance and repair of the premises, in particular, the heating and ventilation systems. Further, unlike the previous lease, which provided tenant improvement allowances, the GRAMPI Lease provides no similar tenant improvement allowances to the Company. Based on its investigation and analysis of the expenses charged by GRAMPI, the Company also believes that GRAMPI overcharged the Company and its subsidiary for these expenses. One of the remedies sought in the court action is therefore a complete accounting by GRAMPI. The action also seeks the return of any profits realized by Masters as a result of what the Company believes to have been self-dealing regarding the purchase of the business complex, the lease, and other real estate transactions with the Company and its subsidiaries. Masters and GRAMPI have not yet answered the Company's complaint, the court has not yet issued a scheduling order, and no trial date has been set.


         In February 2001, the Company commenced an action in Hennepin County District Court against Timothy N. Thurn, Nancy Masters Sawyer, and Danny J. Vatland. The Company seeks money damages against the defendants for breaches of their employment agreements and/or their fiduciary duties. Moreover, VirtualFund seeks to have the court declare that the defendants breached their respective employment agreements and are therefore not entitled to any further compensation or benefits under those agreements and that these agreements are rescinded. The Company claims that Defendant Thurn violated his contractual and/or fiduciary duties as Chief Financial Officer and/or Treasurer of the Company, one of the violations being the transfer of $2.5 million to Manugistics on November 21, 2000, even though he was aware or should have been aware that the Company's Board had restricted Masters' authority to enter into the transaction with Manugistics. Defendant Masters Sawyer is claimed to have breached her duties as former Secretary / Assistant Treasurer and most recently as Vice-President of Operations, amongst others, by receiving excessive unapproved compensation, failing to disclose contracts and transactions that were contrary to the Company's interest, and failing to perform the tasks and duties of her position due to excessive, unexplained absenteeism. The Company claims that Defendant Vatland as Vice President of Advanced Technology Development and/or Chief Technology Officer breached his duties because he failed to disclose and furthered contracts and transactions by corporate officers and/or directors that were contrary to the Company's interest, and because he furthered the use of corporate funds and/or assets which were not in furtherance of the Company's interest and were not authorized or in contravention of directives issued or restrictions placed by VirtualFund's Board. All defendants denied the Company's claims and raised various counterclaims, including counterclaims for severance payments, breach of contract and violation of the Workers Adjustment Retraining Notification Act. Pursuant to the court's scheduling order, discovery shall be completed in full on or before July 21, 2001. A pretrial/settlement conference is scheduled for August 21, 2001.

                             EXECUTIVE COMPENSATION

         The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our former Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus earned in the fiscal year ended June 30, 2000 exceeded $100,000. For information on the agreements with the persons currently serving as our executive officers, see "Employment Agreements" below.

                                                                                  Long Term Compensation
                                                                                  ----------------------
                                                                                         Awards
                                                                                  ----------------------
Name and Principal           Fiscal  Year         Annual Compensation                                          All Other
   Position                  ------------       -----------------------                                       Compensation
------------------                              Salary ($)    Bonus ($)                  Options                   ($)
                                                ----------    ---------                  -------              ------------
Melvin L. Masters                 2000           $278,125(1)      --                     1,000,000              $10,434(2)
CEO and                           1999            175,000         --                        --                     9,494
Chairman of the Board             1998            175,000         --                        --                     8,904
(until December 19, 2000)

Robert J. Wenzel                  2000           $209,375(1)   $10,000                   300,000                    --
Chief Operating Officer           1999            175,000         --                        --                      --
                                  1998            175,000         --                        --                      --

Danny J. Vatland                  2000           $175,000         --                        --                      --
Chief Technical Officer           1999            175,000         --                        --                      --
(until March 2001).               1998            175,000         --                        --                      --

Stephen Fisher                    2000           $155,769      $248,250                     --                      --
Senior Strategist                 1999            150,000       155,750                  240,000                    --
RSPNetwork, Inc.                  1998               #            --                        --                      --

Timothy N. Thurn                                 $100,000         --                        --                      --
Chief Financial Officer                           100,000         --                     120,000                    --
(until March 2001)                                100,000         --                        --                      --

# Became executive officer during fiscal 1999. Fiscal 1999 figures include compensation earned at K&R Technical Services, Inc. prior to its acquisition by RSPNetwork, Inc.
(1) Figure reflects a salary increase to an annual rate of $400,000 for Mr. Masters and $250,000 for Mr. Wenzel effective 1/1/00
(2)      Premiums for life insurance where the Company is not the beneficiary.

         Since January 15, 2001, Douglass E. Coy is the Acting Chief Executive Officer of the Company. His salary is based on the Consulting Agreement with the Company; see below "Certain Relationships and Related Transactions."

Stock Options

         The Company maintains two Stock Option Plans pursuant to which executive officers, other employees and certain non-employees providing services to the Company may receive options to purchase the Company's common stock. These plans are the 1990 Restated Stock Option Plan (as amended May 19, 1991) and the 1996 Stock Incentive Plan. Options can no longer be granted under the 1990 Restated Stock Option Plan.

         The following table summarizes grants of stock options and warrants during fiscal 2000 to any of the executive officers named in the Summary Compensation Table:

Options/SAR Grants in last fiscal year:

------------------------------------------------------------------------------------------- -----------------------------
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                  Annual Rates of
                                                                                              Stock Price Appreciation
                                    Individual Grants                                             for Option Term
------------------------------------------------------------------------------------------- -----------------------------
                                           % of Total
                                             Options/
                           Options/         Warrants/
                           Warrants/       SARs Granted       Exercise or
                              SARs         to Employees       Base Price       Expiration
     Name                  Granted (#)     in Fiscal Year       ($/Share)         Date          5% ($)         10% ($)
------------------------- ------------- -------------------- -------------- --------------- -------------- --------------
Melvin L. Masters           1,000,000            30.4%            $2.00        11/2010        $1,257,800     $3,187,400
------------------------- ------------- -------------------- -------------- --------------- -------------- --------------
Robert J. Wenzel              300,000             9.1%            $2.00        11/2010          $377,340       $956,220
------------------------- ------------- -------------------- -------------- --------------- -------------- --------------

         The following table summarizes exercises of stock options during fiscal 2000 by the Executive Officers named in the Summary Compensation Table.

Aggregate Option/SAR Exercises in 2000 Fiscal Year and FY-End Option/SAR Values:

                                                                Number of Unexercised            Value of unexercised
                                                                Options/warrants/SARs               in-the-money
                              Shares                                 at FY-end                  options/warrants/SARs at
                            acquired on         Value               Exercisable                        FY-end
    Name                    exercise (#)      Realized ($)        /Unexercisable             Exercisable/Unexercisable (1)
------------------------- ---------------- ---------------- ------------------------------ ---------------------------------
Melvin L. Masters               -0-              -0-               1,000,000 /-0-                   $406,000 /-0-
Robert J. Wenzel                -0-              -0-              392,500 / 172,500                 $142,230 /390
Danny J. Vatland                -0-              -0-              146,500 / 177,500                  $13,104 /-0-
Stephen Fisher                  -0-              -0-              15,000 / 225,000                $12,240 /$183,600
Timothy N. Thurn                -0-              -0-              25,000 / 145,000                   -0-/$101,220

(1) Represents the difference between the closing price of the Company's common stock on June 30, 2000 and the exercise price of the options.

Long-Term Incentive Plan Awards:

         Other than the Stock Option Plans reported on above, the Company does not maintain any long-term incentive plans.

Director Compensation

         In fiscal year 2000, all directors were reimbursed for their expenses incurred in attending meetings. Roger Wikner, Edward S. Adams and Timothy Duoos were each paid fees in the amount of $36,000. The Company also granted Messrs. Adams, Duoos and Wikner for consulting services 100,000 stock options each, 12.5% of these options vesting annually over an eight-year period. The options are exercisable at $1.65 per share which was above the closing price of $1.375 on the day of grant. Under the consulting agreements, Messrs. Adams, Duoos and Wikner were to provide advice regarding the development of financing strategies for the Company's Information Technology acquisition program. The Company believes that the consulting arrangements with Messrs. Adams, Duoos and Wikner reflect the appropriate market value of the services each performs and are comparable to that which would be available from other similar consultants who are not affiliated. Directors who are also employees of the Company receive no additional compensation for their service as directors.

Employment Agreements


         The Company has employment agreements with its former executive officers, Messrs. Masters, Vatland, and Thurn, and with Ms. Nancy Sawyer Masters. Messrs. Masters, Vatland and Thurn and Ms. Sawyer Masters claim that their agreements were favorably amended. The Company disputes the validity of these purported amendments all of which were entered into by Masters, on behalf of the Company, and none of which were formally documented by the Company. The purported amendments took the form of emails and handwritten notes that were not signed by all the parties and were mere outlines of proposed terms. No Board approvals were obtained for the amendments. Although Mr. Masters may have had authority to enter into the subject employment agreements, the Company believes the material nature of the amendments required Board approvals. Amendments to Nancy Sawyer Masters' agreement expressly require Board approval. The Company believes these purported amendments to be unenforceable for these reasons. It is unclear to the Company what changes each of these individuals may claim such amendments made to their contracts. All of the formal employment agreements contain terms providing that the agreements renew automatically on an annual basis unless terminated by either party by written notice prior to the renewal date. If the Company terminates Messrs. Vatland and Thurn without cause or upon the sale or the termination of the Company, each of them is entitled to up to 12 months pay. Mr. Masters and Ms. Sawyer Masters are in such an event entitled to receive severance payments for 36 months. However, the Company claims that each of these former employees has breached contractual and/or fiduciary duties owed to the Company. Therefore, the employment agreements were terminated for cause. The Company disputes any obligation to make severance payments to any of these four individuals. See also "Legal Proceedings."


         The Company has an employment agreement with Mr. Wenzel that renews automatically on an annual basis unless terminated by either party by written notice prior to the renewal date. The agreement provides for 12 months pay upon termination of Mr. Wenzel's employment for any reasons other than cause or breach of the agreement by Mr. Wenzel. Mr. Wenzel claims his agreement was either amended or replaced by a new agreement that provides for 36 months pay upon termination. Although certain documentation mentions such a 36 month severance period, in the opinion of the Company that documentation does not constitute an enforceable agreement.


         The Company has an employment agreement with Mr. Fisher. This agreement expires on December 1, 2003, and provides for up to 36 months of continuation payments upon termination of employment in certain circumstances. Mr. Fisher is eligible for annual bonus payments in the maximum aggregate amount of $1,333,333. Bonus payments are calculated based upon the income before taxes of the portion of the business of RSPNetwork (Iowa) which was formerly TEAM/K&R Technical Services, Inc. As of March 12, 2001, Mr. Fisher has received a total of $400,500 as bonus payments under his employment agreement. Upon execution of the employment agreement, Mr. Fisher received 150,000 stock options, vesting ratably over eight years, at an exercise price of $1.59 per share, under the Company's 1996 Stock Incentive Plan. Moreover, he is eligible to acquire up to one hundred twenty thousand "performance options" to purchase common stock of the Company at $1.59 per share, vesting within nine years. The amount of performance options earned per year is calculated by dividing the "qualified revenue" generated and reported by the Company or RSPNetwork per fiscal year by the revenue target of $120 million.

         As of June 30, 2000, minimum salary levels were set at $400,000 for Masters; $250,000 for Mr. Wenzel; $175,000 for Mr. Vatland; $150,000 for Mr. Fisher; and $100,000 for Mr. Thurn.

         As of January 15, 2001, the Company entered into a consulting agreement with Coy & Associates Inc. ("Consultant"). Under the agreement, Douglass E. Coy as principal of the Consultant assumed the position and responsibilities of Acting CEO, reporting directly to the Board of Directors. Upon execution of the agreement, the Company paid a deposit in the amount of $30,000, including a minimum fee in the amount of $5,000. Consultant's hourly charges for services of Douglass Coy are $195, charges for other employees of consultant range from $175 for a Senior Consultant to $50 for an Executive Assistant. Consultant's hourly charges are credited against the minimum fee. The Company can terminate the consulting agreement at any time without prior notice. Consultant may terminate the agreement with the consent of the Company, or for good cause, i.e. breach of the agreement by the Company, refusal to cooperate with Consultant or to follow Consultant's advice, or any fact or circumstance that would render the continuing representation of the Company by Consultant unethical.

Compensation Committee Interlocks and Insider Participation

         As the former Chief Executive Officer of the Company, Masters was a member of the Compensation Committee until December 19, 2000. His compensation was set by the Board of Directors as a whole with Masters abstaining.

Certain Relationships and Related Transactions

         The Company has been reviewing the scope and nature of a large number of transactions between the Company and entities owned or controlled by Masters.. This review is ongoing. At present, the Company believes the summary below provides an overview of all known material related party transactions.

         Each of the transactions listed under (1) to (7) was approved by a disinterested majority of our Board of Directors, by shareholders, or by both. The Company stated in its previous SEC filings that it believed that each such transaction was made on terms at least as favorable to the

Company as could have been obtained from an unaffiliated entity. Given developments and knowledge gained by the Board of Directors since November 2000, the Company is currently reviewing these transactions to determine whether all relevant information regarding Masters' dealings with the Company was disclosed to the Board of Directors and/or the Shareholders at the time of such "approvals."

(1) Pursuant to a lease dated December 31, 1995 and until January 10, 2001, the Company leased and occupied space in Shady View I & II, office and commercial facilities located in Eden Prairie, MN, from GRAMPI. The general partner of GRAMPI is TimeMasters, Inc. ("TMI"), a Minnesota corporation that is wholly owned by Masters. One of the limited partners of GRAMPI is the Masters Trust I, of which Ralph Rolen, a former director of the Company, was Trustee at the time of the lease "negotiations," and of which the minor children of Masters are the beneficiaries. Other limited partners include Masters' second wife, Masters and his third wife (as joint tenants), as well as Masters' brother and his brother's spouse and children. In 1995, the Company retained the services of an outside law firm as well as an independent commercial real estate brokerage firm in negotiating the lease. However, the current Board has subsequently learned of potential problems with that transaction, and reviewed the entire transaction. The results of this review are the basis for the litigation described under "Legal Proceedings."


         The Company leased 178,774 square feet of space under the GRAMPI lease which had an initial term of fifteen years (expiring December 31, 2010). The Company had no renewal option under the lease. The base rate escalated periodically over the term of the lease. The lease also obligated the Company to pay various annual expenses. The rent plus expenses, including real estate taxes and common area maintenance costs, were $1,844,000 in fiscal 2000 (ending June 30, 2000) and $955,051 for the six months ended December 30, 2000.


         On January 10, 2001, the Company filed a complaint in Hennepin County District Court against Masters and GRAMPI, seeking to void the lease on the grounds that the lease was unfair, unreasonable, and unduly benefited Masters, in violation of Masters' fiduciary duties to the Company. On February 6, 2001, the Company vacated the premises. See "Legal Proceedings."

(2) On the basis of a Use Indemnification Agreement dated November 1, 1991 and certain related Board of Directors' action, the Company has, in the past, sponsored business and business-related occasions at "the Clubhouse," a guest house located on Lake Bryant, Eden Prairie, MN. The Clubhouse is owned by Melvin L. Masters and/or Masters Trust I (a trust for Masters' children) and/or Masters' spouse and/or TimeMasters, Inc and/or GRAMPI. The Company made payments relating to the Clubhouse in the amount of $20,277 in fiscal 2000 and in the amount of $3,846 in the six months ended December 30, 2000. Under the Use Indemnification Agreement, the Company assumes all risks and liability, and indemnifies the owners of the Clubhouse, in connection with any claims or liabilities arising out of the Company's use of the Clubhouse.

(3) The Company regularly used an airplane owned by Global Mountain Air, a Company owned or controlled by Masters. The Company was charged $430 per hour for flight time. In fiscal 2000, the Company had operating expenses relating to Global Mountain Air in the amount of $113,984 and in the six months ended December 30, 2000, in the amount of $49,517. The Company indemnified Global Mountain Air against loss or damage beyond available insurance, reimbursed out-of-pocket expenses, and paid a usage charge. The Company also paid JW Aviation for pilot services at a daily rate of $376 for flight days, and a daily rate of $330 for non flight days during fiscal 2000. The Company made payments to JW Aviation in the amount of $105,209 in fiscal 2000 and in the amount of $54,010 in the six months ended December 30, 2000. Evidence indicates a possible relationship between Masters and JW Aviation although Masters did not inform the Board of Directors of any such relationship.


(4) In June 1998, the Company loaned $250,000 to GRAMPI. The note was personally guaranteed by Masters, was secured by certain shares of the Company's common stock owned by GRAMPI, and bore interest at the Prime Rate plus 2.0%. In September 1999, the principal balance of the note, which was originally due February 25, 1999, was combined with additional borrowing during fiscal 1999 by Masters into a new $500,000 non interest bearing note from Masters that was due September 1, 2000. During fiscal 1999, Masters and TMI borrowed an additional $375,472. This additional borrowing was combined in September 1999 with $97,505 that was owed to the Company by TMI at June 30, 1998 into a second note from Masters of $472,977 that was payable September 1, 2000 and bore interest at 9.75%. In August 1999 Masters borrowed an additional $200,000 pursuant to a note that was payable September 1, 2000 and bore interest at 9.75%. At the end of fiscal 2000 (June 30, 2000), the outstanding balance of all these loans including interest was $1,405,285; none of the notes had been repaid as of March 12, 2001.

         The Company stated in prior SEC filings that all three notes are secured by a Deed of Trust encumbering certain real property located in the state of Montana that is owned by GRAMPI. The Company has since learned that the Deed of Trust provided by Masters to secure these loans was defective because it was never recorded and the land was not owned by GRAMPI, but rather by another entity controlled by Masters. The Company has filed suit in Park County, Montana, to impose a constructive trust on this land. . See "Legal Proceedings." Total principal and accrued interest due from Masters on June 30, 2000 was $1,405,285. These notes remain outstanding.

         In October 2000, the Board of Directors (with Masters abstaining) approved a loan to GRAMPI for $430,000 to be paid back during calendar 2001, or as approved by the Board of Directors. This loan bears interest at the rate imputed by the U.S. Internal Revenue Service for loans between related parties and is guaranteed by Masters personally.

(5) Prior to the Company's acquisition of K&R Technical Services ("K&R"), K&R had loaned $281,217 at 9% interest per year to TEAM Property Management, a company that is controlled by Stephen Fisher and two other VirtualFund.com shareholders who were previously principals in TEAM Technologies. This note was among the assets the Company acquired when it acquired K&R. The note was due September 1, 2000. As of February 20, 2001, the outstanding balance on this was $109,994. The unpaid loan is the subject of litigation between the Company and Mark Kittrell, a former Team Principal and VirtualFund employee.

(6) The Company leases space that it currently occupies in Cedar Falls, Iowa from TEAM Property Management Company. The amount of this lease is $16,854 per month. The total paid during the fiscal year ended June 30, 2000 was $201,000.

(7) The Company assumed a note receivable of $114,849 from Stephen Fisher when the Company purchased K&R Technical Services, Inc. The note was due June 18, 2001 and accrued interest at 9% per year. It was paid in July 2000.


(8) Masters' second wife, Nancy Sawyer, was an employee of the Company. Under the divorce decree between Sawyer and Masters, Masters does not have to pay any alimony to her as long as she is employed with the Company or in a comparable position with another company. Subsequent to the separation of Sawyer and Masters, but before the divorce decree was entered into on December 30, 1994, Sawyer's base salary was increased by Masters from $58,000 (May 15, 1991) to $78,000 (February 1, 1992) to
         $100,000 (June 1, 1992), when she became Vice President of Laser Master Europe. Sawyer's job description remained Vice President of Operations throughout this period until June 1, 1992, when she became Vice President of Laser Master Europe. The Company terminated Sawyer for cause on March 2, 2001.

(9) Mr. Masters' current spouse, Jessicca Lee Tran-Masters, was paid for "consulting services" through a company that she owns called NetForm, Inc. Payments began in May 1999, at a monthly rate of $5,000. The Company paid to NetForm $60,000 in fiscal 2000 and $25,000 in the six months period ending December 30, 2000. Current management has looked for, but has been unable to locate, a contract specifying the work to be performed or the length of service. Current management also has looked for, but not found, any tangible evidence of any work product produced by NetForm, Inc. and/or Ms. Tran-Masters in this "consulting" role. Current management and the Board of Directors were not informed that NetForm was owned by Ms. Tran-Masters or that payments were being made to NetForm.

                                  SECTION 16(a)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to its insiders were complied with except for delinquent Form 3 filings by Messrs. Coy, Cavanaugh and Wenzel.

                                                         PERFORMANCE GRAPH

                6/30/95  12/29/95  6/30/96   12/31/96  6/30/97  12/31/97  6/30/98   12/31/98  6/30/99  12/31/99  6/30/00
Nasdaq US        $100      $113      $128      $140     $156      $171      $206      $241     $296      $448     $437
Index
Nasdaq           $100      $123      $142      $164     $179      $199      $290      $431     $540      $914     $994
Computer Index
VFND Stock       $100      $107      $87       $107      $38      $86       $87       $39       $10      $92       $46
Price


                              SHAREHOLDER PROPOSALS

         Under Minnesota law, the business conducted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting. No other business may be conducted at the Special Meeting, other than as stated in the Notice of Meeting that accompanies this Proxy Statement.

         The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for Shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's next annual meeting of shareholders (for the fiscal year ending June 30, 2000) is expected to be held on or about June 27, 2001 and proxy materials in connection with that meeting are expected to be mailed on or about May 26, 2001. Any shareholder proposals prepared in accordance with the proxy rules for inclusion in the Company's proxy materials for that meeting had to be received by the Company on or before January 25, 2001. Shareholder proposals received after January 25, 2001 will be considered untimely and the persons named as proxies solicited for the Company's 2001 Annual Meeting may exercise discretionary voting power with respect to such proposals.

                        COST AND METHODS OF SOLICITATION

         The cost of soliciting management's proxy will be borne by VirtualFund. As of January 11, 2001, the Company entered into an agreement with Innisfree M&A Incorporated ("Innisfree") to retain Innisfree's services to solicit proxies for this special meeting. Innisfree will receive for its services a fee in the amount of $50,000, plus reimbursement for out-of-pocket expenses. The Company estimates the total cost for the proxy solicitation to be $75,000.

         In addition to any solicitation made by Innisfree, directors, officers and employees of VirtualFund may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation. The Company will reimburse such directors, officers and employees for their reasonable out-of-pocket expenses related to such solicitation.

         To the Company's knowledge, except as set forth in this Proxy Statement, no participant in the Company's solicitation has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates, or (B) with respect to any future transaction to which the Company or any of its affiliates will or may be a party.

                              VIRTUALFUND.COM, INC.
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                          To Be Held ____________, 2001


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY


         The undersigned hereby appoints _______________ and _______________, and each of them, with full power of substitution, as Proxies to represent and vote all shares of Common Stock of VirtualFund.com, Inc. registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at the _____________________, ______________________ , Minneapolis,
Minnesota, at _______ a.m./p.m. (Minneapolis time) on ______________, 2001, and at any adjournment or postponement thereof, voting as specified below upon the matters set forth in the Company's Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Special Meeting including whether to adjourn or postpone the Special Meeting. The undersigned hereby revokes all proxies previously given with respect to the Special Meeting.


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" PROPOSAL 1.

         The Board of Directors recommends that you vote FOR Proposal 1.

         PROPOSAL 1:       Removal of Melvin L. Masters from the Board of
                           Directors.

            [ ]    FOR              [ ]    AGAINST           [ ]    ABSTAIN


                                    Date:                        , 2001
                                         ------------------------

                                    --------------------------------------------
                                    (Signature)

                                    --------------------------------------------
                                    (Signature)

                                    --------------------------------------------
                                    (Title(s))

                                    PLEASE DATE AND SIGN ABOVE exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or legal guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. For stock held in joint tenancy, each joint owner should sign.


                                    --------------------------------------------
                                    (Please print name)